EXHIBIT 2

JOINT FILING UNDERTAKING

The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.

Dated: February 7, 2020

Erik E. Bergstrom Charitable Remainder Trust		Edith H. Bergstrom Living Trust

By:	/s/ Edith H. Bergstrom	By:	/s/ Edith H. Bergstrom
	Edith H. Bergstrom		Edith H. Bergstrom
	Trustee		Trustee

	/s/ Edith H. Bergstrom	Erik E. and Edith H. Bergstrom Foundation
Edith H. Bergstrom

	/s/ Julia R. Bolous	By:	/s/ Edith H. Bergstrom
	Julia R. Bolous		Edith H. Bergstrom Trustee

	/s/ Janet Greig	By:	/s/ Julia R. Bolous
	Janet Greig		Julia R. Bolous Trustee

	/s/ Wylie Greig	By:	/s/ Janet Greig
	Wylie Greig		Janet Greig Trustee

		By:	/s/ Wylie Greig
Wylie Greig Trustee